STATE OF DELAWARE

                        CERTIFICATE OF AMENDMENT
                   TO CERTIFICATE OF STATUTORY TRUST
                     OF PHOENIX OPPORTUNITIES TRUST


      This Certificate of Amendment is being executed as of August 21, 2008 for the purposes of amending the Certificate of Statutory Trust filed with the Secretary of State of the State of Delaware on December 18, 1995 pursuant to the Delaware Statutory Trusts Act, 12 Del. C. Section 3801 (the "Act").

   The undersigned hereby certifies as follows:

1.  The name of the statutory trust is Phoenix Opportunities Trust.

2. The name of the statutory trust shall be amended by filing a Certificate of Amendment to Certificate of Statutory Trust as follows:

    Name:  The name of the statutory trust is Virtus Opportunities Trust.

3. Effective Date and Time: This Certificate of Amendment to Certificate of Statutory Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned, being one of the trustees of the Trust, has executed this Certificate of Amendment to Certificate of Statutory Trust as of the day and year first above written.

                     /s/ Philip R. McLoughlin
                 By: ____________________________
                 Name: Philip R. McLoughlin
                 Title:   Trustee